Exhibit 99.1
PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact: Peter J. Meier, CFO
Phone:(610) 359-6903
Fax:(610) 359-6908
ALLIANCE BANCORP, INC. OF PENNSYLVANIA ANNOUNCES COMPLETION OF SECOND STEP CONVERSION AND
$32.6 MILLION PUBLIC OFFERING
     Broomall, Pennsylvania — January 18, 2011 — Alliance Bancorp, Inc. of Pennsylvania, a newly formed Pennsylvania corporation (the “Company” or “Alliance Bancorp—New”) (NASDAQ Global Market: ALLBD), the holding company for Alliance Bank, announced today that it has completed the second-step conversion of Alliance Bank from the mutual holding company form of organization to the stock holding company form of organization and the concurrent public stock offering.
     As a result of the conversion and offering, Alliance Mutual Holding Company and the former federally chartered “mid-tier” holding company of Alliance Bank, which also was known as Alliance Bancorp, Inc. of Pennsylvania (the “Mid-Tier Holding Company”), have ceased to exist. As part of the conversion, all outstanding shares of Mid-Tier Holding Company common stock (other than those previously owned by Alliance Mutual Holding Company, which have been cancelled) have been converted into the right to receive 0.8200 of a share of Alliance Bancorp—New common stock and will no longer trade on the Nasdaq Global Market. Shares of Alliance Bancorp—New common stock will begin trading on the Nasdaq Global Market on January 18, 2011 under the trading symbol “ALLBD” for a period of 20 trading days. Thereafter, the trading symbol will revert to “ALLB”.
     A total of 3,258,425 shares of common stock were sold in the subscription, community and syndicated community offerings at $10.00 per share for gross proceeds of $32.6 million. Approximately 2,216,235 additional shares will be issued in exchange for shares of Mid-Tier Holding Company common stock. Cash will be issued in lieu of fractional shares based on the offering price of $10.00 per share. The total shares outstanding after the stock offering and the exchange are approximately 5,474,710 shares. The Bank’s Employee Stock Ownership Plan (“ESOP”) intends to purchase an aggregate of 150,991 shares, or 4.63% of the common stock sold in the offering. Of this amount, 50,991 shares were subscribed for in the subscription offering and the ESOP intends to purchase the remaining 100,000 shares of common stock in the open market from time-to-time.
     Stock certificates for shares purchased in the subscription and community offerings are expected to be mailed to subscribers on or about January 18, 2011. Shareholders of the Company holding shares in street name or in book-entry form will receive shares of Alliance Bancorp—New directly through their accounts. Shareholders holding shares in certificated form will be mailed a letter of transmittal on or about January 20, 2011 and will receive their shares of Alliance Bancorp—New common stock and cash in lieu of fractional shares after returning their stock certificates and a properly completed letter of transmittal to the Company’s transfer agent.
     Stifel, Nicolaus & Company, Incorporated managed the subscription and community offerings and acted as sole book-running manager for the syndicated community offering. Elias, Matz, Tiernan & Herrick L.L.P. acted as legal counsel to the Company and Malizia Spidi & Fisch, PC acted as legal counsel to Stifel Nicolaus & Company, Incorporated.

     Alliance Bancorp, Inc. of Pennsylvania is the Pennsylvania chartered holding company for Alliance Bank, a Pennsylvania chartered, FDIC-insured savings bank headquartered in Broomall, Pennsylvania. Alliance Bank operates nine full-service branch offices located in Delaware and Chester Counties, Pennsylvania.
     This press release contains certain forward-looking statements about the conversion and offering. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which Alliance Bancorp, Inc. of Pennsylvania and Alliance Bank are engaged.

2